Exhibit 99.1

FOR IMMEDIATE RELEASE

  GYRODYNE COMPANY OF AMERICA, INC. SHAREHOLDERS APPROVE MERGER

Merger expected to close on or about August 31, 2015

ST. JAMES, NY – August 20, 2015 – Gyrodyne Company of America, Inc. (NASDAQ: GYRO) shareholders today voted to authorize the previously announced plan of merger providing for the merger of Gyrodyne Company of America, Inc. ("Gyrodyne") and Gyrodyne Special Distribution, LLC ("GSD") into Gyrodyne, LLC, a New York limited liability company. In a preliminary count of the voting results, more than 99 percent of votes cast at the special meeting voted in favor of the transaction, representing more than 76 percent of all outstanding Gyrodyne shares. Gyrodyne expects the merger will close on or about August 31, 2015, pending receipt of approval by NASDAQ for trading of the Gyrodyne, LLC limited liability company interests or such later date as such approval is received, but not later than September 12, 2015. The merger remains subject to certain customary closing conditions.

The merger, which will effect the completion of the plan of liquidation for purposes of the Internal Revenue Code, will result in holders of Gyrodyne common stock receiving approximately 22.6% (335,086 shares) of the common shares of Gyrodyne, LLC in the aggregate (.09 common share of Gyrodyne, LLC per share of Gyrodyne common stock), holders of nontransferable Dividend Notes receiving approximately 30.0% (444,804 shares) of the common shares of Gyrodyne, LLC in the aggregate (.025 common share of Gyrodyne, LLC per $1.00 principal amount of the Dividend Notes issued in January 2014 and the Dividend Notes issued in December 2014, together, in each case, with any interest thereon paid in kind in the form of additional Dividend Notes), and holders of nontransferable interests in GSD receiving approximately 47.4% (702,790 shares) of the common shares of Gyrodyne, LLC in the aggregate (.47 common share of Gyrodyne, LLC per GSD interest).

Paul L. Lamb, Chairman of the Board of Directors of Gyrodyne, stated, "Today's approval of the merger by Gyrodyne shareholders brings us one step closer to effecting a key part of the long-term plan to maximize the value of our real estate interests in an orderly liquidation over time. After the merger, we will continue to look for opportunities to accomplish that goal."

Frederick C. Braun III, President and Chief Executive Officer of Gyrodyne, stated, "We know this has been a complex and lengthy process. We look forward to the merger and to moving forward with a simplified, more understandable structure. Of course, while nobody can predict the ultimate values of Gyrodyne with certainty, we will work hard to maximize them. We note that prior to the merger, holders of GSD interests and Dividend Notes have not been able to freely transfer or sell these interests. Following the merger, such holders will own approximately 77.4% of Gyrodyne, LLC. To the extent these holders were to seek liquidity immediately after the merger, substantial volatility in share price and volume could result."

The plan of merger was announced on December 20, 2013. The final voting results will be disclosed in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission later today.

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CONTACT

Frederick C. Braun III
President and CEO

631.584.5400

About Gyrodyne Company of America, Inc.

Gyrodyne, a real estate investment trust, manages the business and properties of Gyrodyne Special Distribution LLC ("GSD"), pursuant to GSD's limited liability company agreement which provides that Gyrodyne has the sole and absolute discretion regarding the management and affairs of GSD in its capacity as GSD's managing member. GSD owns a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties primarily in the New York metropolitan area, subject to related mortgage debt in favor of Flowerfield Mortgage Inc. ("FMI"), with Flowerfield Properties, Inc. ("FPI") having the contractual right to manage the business and properties of GSD. FMI and FPI are both subsidiaries of Gyrodyne. GSD owns a 68 acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property which is the subject of development plans. GSD also owns medical office buildings in Port Jefferson Station, New York, Cortlandt Manor, New York and Fairfax, Virginia. FPI is also a limited partner in Callery Judge Grove, L.P., the only assets of which consist of potential future payments upon the achievement of certain development benchmarks by the purchaser in the 2013 sale by the partnership of an undeveloped 3,700 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at www.gyrodyne.com.

Forward-Looking Statement Safe Harbor

The statements made in this press release that are not historical facts constitute "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, risks and uncertainties relating to the process of exploring strategic alternatives, risks associated with the Company's ability to implement the tax liquidation, plan of liquidation or the plan of merger, the risk that the proceeds from the sale of the Company's assets may be substantially below the Company's estimates, the risk that the proceeds from the sale of our assets may not be sufficient to satisfy the Company's obligations to its current and future creditors, the risk of shareholder litigation against the tax litigation, the plan of liquidation or the plan of merger and other unforeseeable expenses related to the proposed liquidation, the tax treatment of condemnation proceeds, the effect of economic and business conditions, including risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, Palm Beach County in Florida and Fairfax County in Virginia, risks and uncertainties relating to developing the Company's undeveloped property in St. James, New York and other risks detailed from time to time in the Company's SEC reports. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Gyrodyne's Registration Statement on Form S-1, which was declared effective by the Securities and Exchange Commission on May 18, 2015.